SR&F BASE TRUST

                                            Joinder And Release Agreement
                                     With Respect To Investor Service Agreement

AGREEMENT, made as of December 18, 2000, among SR&F BASE TRUST, a business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust"), STEINROE SERVICES, INC., a Massachusetts corporation ("SSI"), and LIBERTY FUNDS SERVICES, INC., a Massachusetts corporation ("LFSI").

1. Reference is made to the Investor Service Agreement dated August 15, 1995 between the Trust and SSI (as amended and in effect on the date hereof, the "Investor Service Agreement"). A complete and correct composite copy of the Investor Service Agreement is attached hereto as Annex A.

2. Each of the parties hereby agrees that, from and after the date hereof, (i) LFSI shall become a party to the Investor Service Agreement in place and stead of SSI, and (ii) SSI shall be released from its obligations under the Investor Service Agreement for all periods following the effectiveness of this Agreement.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed and delivered this Agreement as of the date first written above.

                                            SR&F BASE TRUST


By
                                              Name:  Mary D. McKenzie
                                              Title:  Vice President

                                            STEINROE SERVICES, INC.


By
                                              Name:  Mary D. McKenzie
                                              Title:  President

                                            LIBERTY FUNDS SERVICES, INC.


By
                                              Name:  Mary D. McKenzie

                                              Title:  President